Exhibit 99.1
News Release

Contact:	Timothy A. Bienek Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6318
AFFIRMATIVE INSURANCE HOLDINGS, INC. FILES WITH SEC SCHEDULE 14F-1
REGARDING PLANNED CHANGE OF MAJORITY IN DIRECTORS ON BOARD
ADDISON, Texas (October 28, 2005) — Affirmative Insurance Holdings, Inc. (NASDAQ: AFFM), a producer and provider of personal non-standard automobile insurance, today announced it has filed with the U.S. Securities and Exchange Commission a Schedule 14f-1 regarding a planned change of majority in directors of its board. The board changes, which will become effective upon the expiration of the 10-day period from the mailing date of the Information Statement to stockholders on or about October 28, 2005, as required under Rule l4f-l of the Securities Exchange Act of 1934, will increase the total number of directors to nine from seven.
“The increase in the number of directors to nine from seven allows us to include representation on the board from our new majority owner, New Affirmative, LLC. We look forward to working with our new directors to continue to create shareholder value,” said Thomas E. Mangold, chairman and chief executive officer of Affirmative Insurance Holdings, Inc. “To effect this change, three of our current directors — Lucius Burch, Mark Pape and Mark Watson, Jr. — have agreed to step down. These gentlemen have provided excellent guidance following Affirmative’s initial public stock offering last year and helped position us as a market leader in the non-standard automobile insurance industry. Their service has been greatly appreciated.”
Mangold will remain as Affirmative’s chairman of the board. Other directors that will be staying on the board are Thomas C. Davis, who will also serve on the Audit Committee; Suzanne T. Porter, who will continue service on the Nominating and Corporate Governance Committee and the Audit Committee; and Paul J. Zucconi, who also remains chairman of the Audit Committee.
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     Following are changes to Affirmative’s board of directors:
New directors
•	Kevin R. Callahan, 44, served from 2002 to 2004 as chief executive officer of Allianz Global Risks US Insurance Company. Callahan also was chief executive officer of Aon Capital Markets from 1996 to 2002 and was a principal of Aon Risk Services North America from 2000 to 2002. He has served on the board of directors of Corus Bankshares, Inc. since February 2005. Callahan will serve as chairman of Affirmative Insurance Holdings’ Executive Committee as well as serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

•	Nimrod T. Frazer, 75, has served since 1990 as chairman of the board and chief executive officer of The Enstar Group, Inc., which holds a non-managing stake in Affirmative Investment LLC, which is a 50% member of New Affirmative, LLC, a majority stockholder of Affirmative Insurance Holdings, Inc. From 1990 to 2001, Frazer served as president of Enstar. From 1976 to 1996, he was chairman of the board and co-founder of Frazer Lanier Company, a regional investment banking firm in Montgomery, Ala.

•	David L. Heller, 28, is a vice president of Delaware Street Capital, a private investment firm. From 2000 to 2001, he served as an investment banker at Merrill Lynch, specializing in mergers and acquisitions. Heller also serves on the board of managers of New Affirmative, LLC, a majority stockholder of Affirmative Insurance Holdings, Inc.

•	Avshalom Y. Kalichstein, 31, is a Principal of J.C. Flowers & Co. LLC, one of several Principals of the firm responsible for originating, executing, and managing private equity investments. From 2001 until 2004, Kalichstein was general manager of Shinsei Bank, Ltd. in Tokyo, where he led the company’s corporate development group. Previously, Kalichstein worked as Vice President, Finance and Corporate Development, for SoftNet Systems, Inc. in San Francisco. He serves on the board of managers of New Affirmative, LLC, a majority stockholder of Affirmative Insurance Holdings, Inc. Kalichstein is also the deputy chairman of the Supervisory Board of Wurttembergische und Badische Versicherungs AG. Kalichstein will serve as chairman of Affirmative Insurance Holdings’ Compensation Committee as well as serve on the Executive Committee and the Nominating and Corporate Governance Committee.

•	Michael J. Ryan, 37, is a director and head of the Financial Institutions Group of Delaware Street Capital, a private investment firm. From 1997 to 2004, Ryan was a director of Aon Capital Markets, where he was instrumental in developing and executing many innovative insurance securitizations. He also serves on the board of managers of New Affirmative, LLC, a majority stockholder of Affirmative Insurance Holdings, Inc. Ryan will serve as chairman of Affirmative Insurance Holdings’ Nominating and Corporate Governance Committee as well as serve on the Compensation Committee and Executive Committee.
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Resigning directors
•	Lucius E. Burch III, has served as a director since 2004 and also served on the Compensation, Nominating and Corporate Governance and Executive Committees.

•	Mark E. Pape, has served as a director since 2004 and also served on the Audit Committee.

•	Mark E. Watson, Jr., has served as a director since 2004 and also served as chairman of the Compensation Committee.
Investors and security holders are urged to refer to the complete text of our Schedule 14f-1 Information Statement, which is available for free at the U.S. Securities and Exchange Commission’s website at www.sec.gov.
ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.
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